FINAL TERM SHEET

Filed Pursuant to Rule 433

Registration Statement No. 333-224541

Relating to the Preliminary Prospectus

Supplement dated November 19, 2020 to

Prospectus dated April 30, 2018

THE ALLSTATE CORPORATION

$1,200,000,000

$600,000,000 0.750% SENIOR NOTES DUE 2025

$600,000,000 1.450% SENIOR NOTES DUE 2030

FINAL TERM SHEET

Dated November 19, 2020

Issuer:	The Allstate Corporation

Security Type:	Senior Notes

Expected Ratings (Moody’s / S&P)*:	A3 (Stable) / A- (Stable)

Format:	SEC Registered

Trade Date:	November 19, 2020

Settlement Date**:	November 24, 2020 (T+3)

Joint Book-Runners:	Loop Capital Markets LLC Academy Securities, Inc. Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

Co-Managers:	AmeriVet Securities, Inc. Cabrera Capital Markets LLC C.L. King & Associates, Inc. Penserra Securities LLC R. Seelaus & Co., LLC

Title:	0.750% Senior Notes due 2025	1.450% Senior Notes due 2030

Maturity Date:	December 15, 2025	December 15, 2030

Principal Amount:	$600,000,000	$600,000,000

Coupon (Interest Rate):	0.750%	1.450%

Interest Payment Dates:	Semi-annually on June 15 and December 15 of each year, beginning on June 15, 2021 (long first coupon)	Semi-annually on June 15 and December 15 of each year, beginning on June 15, 2021 (long first coupon)

Benchmark Treasury:	0.250% UST due October 31, 2025	0.875% UST due November 15, 2030

Benchmark Treasury Price/Yield:	99-12/0.378%	100-12/0.836%

Spread to Benchmark Treasury:	+37.5 bps	+65 bps

Yield to Maturity:	0.753%	1.486%

Price to Public:	99.985%	99.664%

Optional Redemption:	Callable at the greater of par or the make whole (T + 7.5 basis points)	Callable at the greater of par or the make whole (T + 10 basis points)

Par Call:	At any time on or after November 15, 2025 (one month prior to the Maturity Date)	At any time on or after September 15, 2030 (three months prior to the Maturity Date)

CUSIP/ISIN:	020002 BH3 / US020002BH30	020002 BJ9 / US020002BJ95

*Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the Senior Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

**Note:  It is expected that delivery of the Senior Notes will be made against payment therefor on or about November 24, 2020, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes prior to the second business day before delivery of the Senior Notes will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Allstate Corporation has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents that The Allstate Corporation has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus by contacting Loop Capital Markets LLC toll-free at (888) 294-8898; Academy Securities, Inc. at 1-646-736-3995, Samuel A. Ramirez & Company, Inc. toll-free at 1-800-888-4086 or Siebert Williams Shank & Co., LLC at (212) 830-4536.